Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Appoints Veronica Hagen Chief Executive Officer

Nonwovens Material Supplier Names Former Paper Industry Head

For Immediate Release

Monday, April 2, 2007

[Charlotte, N.C.] — Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) (PGI) announced today that Veronica “Ronee” M. Hagen has been appointed chief executive officer and a member of the board of directors, effective April 23, 2007.

Hagen brings over 25 years of extensive operations and global industrial market experience with large, international public companies to PGI, a leading engineered materials supplier with over $1 billion in sales.

Since 2004, Hagen has held the position of president and chief executive officer of Sappi Fine Paper North America, a $1.4 billion division of the South African-based global leader in the pulp and paper industry, Sappi Limited (NYSE: SPP).  At Sappi, she achieved year-over-year improvement in cash flow and profitability with a strong focus on safety, productivity and working capital management while also fostering growth by providing added value to customers.

“As the nominating committee began its search six months ago for a new CEO, our primary goal was to identify candidates with a high level of stature and leadership.  Flowing from that criterion was the desire for someone with a record of success, strong industrial experience in a global marketplace and a strong focus on the customer,” said William B. Hewitt, PGI’s chairman and interim chief executive officer.

“Ronee Hagen meets all of those qualifications and joins PGI with an outstanding record of performance and expertise in capital-intensive industrial markets.  She has demonstrated the ability to grow profitability in some very tough businesses, and has done so with a customer-centric focus.  We are confident these characteristics make her the perfect person to lead PGI into its next phase of growth, profitability and success,” Hewitt said.

Prior to working for Sappi, Hagen served in various executive roles with Alcoa Inc. (NYSE:AA), the world’s leading aluminum producer, where she was the first woman to serve as a business unit president and won numerous global business awards for her performance.  During her tenure at Alcoa, she held various executive level positions with responsibilities ranging from full profit and loss accountability for a $2 billion division with 21 plants, to chief customer officer charged with furthering a customer-centric culture. She also served as an executive vice president at Alumax, Inc., before it was acquired by Alcoa. Hagen began her career as an entrepreneur starting her own business in the metals industry, which she grew and sold before joining Alumax.  She currently serves on the board of directors for Newmont Mining Corp. (NYSE: NEM) and previously for Jacuzzi Brands, Inc., formerly traded on the NYSE.

“I am pleased to be joining a company with as much potential for growth as PGI,” said Hagen.  “PGI has established itself as an industry leader and I look forward to leading the company in its pursuit of higher levels of growth and profitability.  I believe a critical component of the company’s success will be its continued commitment to its customers and innovation.  My goal will be to achieve significant growth by focusing on collaborative relationships to develop a successful value chain that will provide customers with what they need to succeed.”

Hagen holds a Bachelor of Science in International Relations from the University of Southern California and has participated in an Executive Education program in Finance from the Wharton School, University of Pennsylvania and an Executive Leadership program at Harvard University.  She will be relocating from Boston, Mass. to the Charlotte, N.C. area, the site of PGI’s global headquarters.

Hewitt will remain chairman of the board of directors of PGI and continue to serve the company in an advisory capacity to aid in the transition to Hagen as CEO. He has served as interim CEO since September 2006.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers.  The company operates 21 manufacturing and converting facilities throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(704) 697-5186

normand@pginw.com